Exhibit 3.35

ARTICLES OF ORGANIZATION

OF

OLD TOWN LLC

ARTICLE I

NAME

The name of the limited liability company is OLD TOWN LLC.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The post-office address of the initial registered office, which is located in the City of Richmond, Virginia is P O Box 2189, Richmond, Virginia 23218 (330 S Fourth Street, Richmond, Virginia 23219) The initial registered agent at that office is J. Judson Williams, II, who is a resident of the Commonwealth of Virginia and a member of the Virginia State Bar

ARTICLE III

PRINCIPAL OFFICE

The post office address of the principal office is P O Box 2189, Richmond, Virginia 23218 (330 S Fourth Street, Richmond, Virginia 23219)

Dated: April 18, 2001

By:	/s/ Dennis I. Belcher
Dennis I. Belcher, Organizer